EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACTS:
Tony Rossi	Julia Francis
Financial Relations Board	Mobility Electronics, Inc
310-854-8317	480-477-3583
trossi@financialrelationsboard.com	jfrancis@mobl.com
Mobility Electronics Amends Stockholder Rights Plan
Scottsdale, AZ, August 4, 2006 — Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions, announced today that its board of directors has approved an amendment to the Company’s Stockholder Rights Plan. The amendment increases the threshold of Common Stock that Adage Capital Partners GP, LLC (Adage) can hold in the Company from 15% to 20% before the Stockholder Rights Plan would be triggered. The amendment was made following the request for the increase in threshold amount by Adage, the Company’s largest stockholder.
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for portable computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.) and creator of the patented iGo tip technology. Mobility Electronics’ iGo brand offers a full line of AC, DC and combination AC/DC power adapters for portable computers and mobile electronic devices. All of these adapters leverage the Company’s iGo tip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips.
The Company also offers hardware products for handheld devices, expansion and docking products for servers, desktop and portable computers, and other accessories for the mobile electronic device market.
Mobility Electronics’ products are available at www.iGo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics, iGo and ...improving your mobile experience are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
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